EXHIBIT 11

                         BARRETT BUSINESS SERVICES, INC.
                        STATEMENT OF CALCULATION OF BASIC
                      AND DILUTED COMMON SHARES OUTSTANDING

                                                                                                  Three Months
                                                                                                     Ended
                                                                                                 March 31, 2002
                                                                                             -----------------------

Weighted average number of basic shares outstanding                                                       5,820,556

Stock option plan shares to be issued at prices ranging from $1.45 to $17.75
    per share                                                                                                     -

Less:      Assumed purchase at average market price during the period using proceeds received upon exercise of options and purchase of stock,
           and using tax benefits of compensation due to premature dispositions                                   -
                                                                                             -----------------------

Weighted average number of diluted shares outstanding                                                     5,820,556
                                                                                             =======================

As a result of the net loss reported for the three months ended March 31, 2002, 23,354 of potential common shares have been excluded from the calculation of diluted loss per share because their effect would be anti-dilutive.